EXHIBIT 4.15

TPT GLOBAL TECH, INC.

AMENDED

CERTIFICATE

OF

DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D PREFERRED STOCK

6% CUMULATIVE ANNUAL DIVIDEND

AND CONVERTIBLE

$.001 PAR VALUE PER SHARE

TPT Global Tech, Inc., a corporation organized and existing under the laws of the State of Florida (the “Company”), hereby certifies that the following consent resolution was adopted by the Board of Directors of the Company Stephen J. Thomas III, Rick Eberhardt, Reginald Thomas, Arkady Shkolnik and General John F. Wharton (the “Board”) on September 15, 2021, which Board does hereby waive any and all notice that may be required to be given with respect to a meeting of the Directors of the Company, in accordance with the provisions of its Certificate of Incorporation (as amended and may be amended from time to time, the “Certificate of Incorporation”) and by-laws. The authorized series D of the Company’s previously authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as amended, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, and by-laws of the Company, the Board hereby amends the Series D Designation of the series of the Company’s previously authorized preferred stock (the “Preferred Stock”). The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). There are currently 3,588,693 shares of preferred stock (Series A, Series B and Series C collectively) issued and outstanding.

The Board, upon duly adopted resolution, hereby states the amended designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE CORPORATION

The name of the Company is TPT Global Tech, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of Preferred Stock shall be Series D Preferred Stock, $.001 par value per share (the “Series D Preferred Stock”).

B. Number of Shares. The number of shares of Series D Preferred Stock authorized shall be ten million (10,000,000) shares.

C. Dividends. The Series D Preferred Stock shall bear dividends, at six percent (6%) annually, cumulative, based upon a purchase price of $5.00 per share, computed as (.06 x $5.00 =.30 per share dividend per annum), payable in cash or common stock at market value, at the discretion of the Board, on or about December 31 of each year, from the date of issue. Payment in cash may be made on or before January 31 following, at the discretion of the Board.

III.	LIQUIDATION RIGHTS.

A. Distribution of Remaining Assets. In the event of any Deemed Liquidation Event, voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of the prior Preferred Stock

B. Liquidation Preferences, the remaining proceeds from assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of the Company’s Series D Preferred up to $5.00 per share, “the Series D Liquidation Amount”, pro rata based on the number of shares held by each such holder.

In the event of an Exchange listing on an “Approved Stock Exchange” as hereafter defined, for the common stock of the Company and the automatic conversion thereby the Series D shall be deemed fully converted and redeemed by conversion.

B.	Deemed Liquidation Events.

i. Definition. Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, voting together as a single class, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such event:

a) a merger or consolidation in which

1) the Company is a constituent party, or

2) a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company, of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or

c) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the he Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(l) of the Exchange Act, becomes after the date hereof the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act (provided that a person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of fifty percent (50%) or more of voting stock of the Company; or

d) any voluntary or involuntary liquidation, dissolution or winding up of the Company.

ii. Effecting a Deemed Liquidation Event.

a) The Company shall not have the power to effect a Deemed Liquidation Event referred to in Article III Subsection B (i)(a)(l) above unless the definitive agreement for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Article III Subsections A and B, above.

b) In the event of a Deemed Liquidation Event referred to in Article III Subsection B(i)(a)(2) and (B)(i)(b) above, if the Company does not effect a dissolution of the Company within ninety (90) days after such Deemed Liquidation Event, then (1) the Company shall send a written notice to each holder of the Series D Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (2) to require the redemption of such shares of the Series D Preferred Stock, and (2) if the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Company) together with any other assets of the Company available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of the Series D Preferred at a per share price equal to the Series D Liquidation Amount.

c) Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding clause, if the Available Proceeds are not sufficient to redeem all outstanding shares of the Series D Preferred Stock, or if the Company does not have sufficient lawfully available funds to effect such redemption, the Company shall use such Available Proceeds to redeem the Series D Preferred Stock , pro rata based on the number of shares held by each holder, to the fullest extent of such Available Proceeds or such lawfully available funds. The Company shall then redeem any remaining shares of the Common Stock as soon as practicable after the Company has funds legally available therefor. Prior to the distribution or redemption provided for in this Article III Subsection B (ii) (c), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

iii) Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Article III is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

a) For securities not subject to investment letters or other similar restrictions on free marketability,

(1) if traded on a nationally registered stock exchange or emerging markets exchange operated by the NYSE (New York Stock Exchange) or NASDAQ stock market (each, an “Approved Stock Exchange”), the value shall be deemed to be the average of the closing prices of the securities on such Approved Stock Exchange over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(2) if the securities are not traded on an Approved Stock Exchange, the value shall be the fair market value thereof, as determined by the Board acting in good faith. In any such case, the Board shall notify each holder of shares of the Series D Preferred Stock of its determination of the fair market value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof. If, within ten (10) business days after receipt of such notice, the holders of not less than a majority of the shares of Series D Preferred Stock then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair market value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Company and the holders of at least a majority of the shares of Series D Preferred Stock then outstanding. If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Company and one of which shall be designated by the holders of at least a majority of the shares of Series D Preferred Stock then outstanding. The Company shall bear the entire cost of the fees and expenses borne by the parties in such determination of such fair market value.

b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as mutually determined by the Board and holders of at least a majority of the outstanding shares of the Company’s Series A, B, C, and D Preferred Stock) from the market value as determined pursuant to Article III Subsection B iii(a)(2) above so as to reflect the approximate fair market value thereof, considering Volume Weighted Average Price for the preceding 60 day period.

iv) Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to the Article III Subsection B(i)(a)(1) above, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (1) the portion of such consideration that is not Additional Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with the Article III Subsections A and B above, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with the Article III Subsection A and B above after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article III Subsection (B) (iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

IV.	RANK

All shares of the Series D Preferred shall rank subordinate to the Company’s Series A, B and C Preferred Stock (ii) senior to the Company’s Common Stock, (iii) superior with any class or series of capital stock of the Company hereafter created in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V.	VOTING RIGHTS

A. General Rights. Except as otherwise provided herein or in the Company’s bylaws, the Series D Preferred Stock shall vote together with the Common Stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the Common Stock. Each holder of shares of the Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of the Common Stock into which such shares of the Series D Preferred Stock are then convertible pursuant Article VI hereof, at the date of the meeting notice.

B. Separate Vote of the Series D Preferred Stock. For so long as any the shares of the Series D Preferred Stock remain outstanding, in addition to any other vote or consent required by the Company’s Certificate of Incorporation or bylaws, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series D Preferred Stock, voting or consenting together as a separate class, shall be necessary for authorizing, effecting or validating the following actions:

i) amending, waiving, altering or repealing any provisions of the Certificate of Incorporation or bylaws of the Company if such action would materially adversely alter the rights, preferences or privileges provided for the benefit of the Series D Preferred Stock (it being understood that the creation of a new class of Preferred Stock on parity with or senior to the Series D Preferred Stock would not be deemed to materially adversely alter the rights, preferences or privileges provided for the benefit of the Series D Preferred Stock);

ii) increasing the authorized number of shares of Series D Preferred Stock;

iii) reclassifying, altering or amending any existing security of the Company that is junior to or pari passu with the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or the payment of dividends, if such reclassification, alteration or amendment would render such other security on parity with (if previously junior to) or senior to the Series D Preferred Stock; or

iv) entering into an agreement to do any of the foregoing.

C. Election of Board of Directors. The number of directors that constitute the whole Board shall be fixed by the Board in the manner provided in the Company’s bylaws but, at all times from the date that the shares of the Series D Preferred Stock are initially issued (the “Original Issue Date”), shall consist of no less than three (3) and no more than ten (10) directors, elected as follows:

i) The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (I) member of the Board (the “Series D Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; for the avoidance of doubt, at no time shall there be more than one Series D Director serving on the Board.

D. Amendment of this Certificate of Designations. This Certificate of Designations may be amended, restated or otherwise altered by the vote or written consent of the holders of at least a majority of the outstanding shares of the Series D Preferred Stock along with the vote or written consent of a majority of the members of the Board. The holders of Common Stock shall not be entitled to vote on or consent to any such amendment or restatement.

VI.	CONVERSION RIGHTS

At any time on or after issuance, the holders of the Series D Preferred Stock shall have the following rights with respect to conversion into shares of the Common Stock (the “Conversion Rights”):

A. Optional Conversion. At any time on or after twelve months after date hereof, each share of the Series D Preferred Stock may, at the option of the holder thereof, be converted by the holder thereof, in increments, at any time into fully-paid and nonassessable shares of the Common Stock. The number of shares of the Common Stock to which a holder of the Series D Preferred Stock shall be entitled upon conversion shall be as set forth in the Preferred Conversion Rate, defined below, then in effect for the number of shares of the Series D Preferred Stock being converted.

B. Conversion Rate. The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the “Preferred Conversion Rate”) shall be the quotient obtained by dividing the ($5.00) by the Preferred Stock Conversion Price, defined below, calculated as provided in Article VI Subsection C below.

C. Conversion Price. The conversion price for the Series D Preferred Stock (the “Preferred Stock Conversion Price”) shall be 75% of the 30 day average market closing price of common stock, for the previous thirty business days, divided into $5.00. The Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Article VI. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as adjusted.

D. Mechanics of Conversion. Each holder of the Series D Preferred Stock who desires to convert the same into shares of the Common Stock pursuant to this Article VI shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series D Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of the Series D Preferred Stock being converted. Thereupon, the Company shall promptly (but in no event more than five (5) business days after delivery of the notice required by the first sentence of this Article VI Subsection D) issue and deliver at such office to such holder a certificate or certificates for the number of shares of the Common Stock to which such holder is entitled (fractional shares due to the holder of the Series D Preferred Stock will be rounded to the next highest whole number) and shall promptly pay any declared and unpaid dividends on the shares of such Series D Preferred Stock being converted, if any. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Series D Preferred Stock to be converted, and the person entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock on such date.

E. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date, the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series D Preferred Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series D Preferred Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Article VI Subsection E shall become effective at the close of business on the date the subdivision or combination becomes effective.

F. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), in any such event, each holder of the Series D Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of the Common Stock into which such shares of the Series D Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other stock, securities or property by the terms thereof.

G. Reorganizations, Mergers or Consolidations. If at any time or from time to time on or after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation or another entity or person (other than a Deemed Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article VI, as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of the Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock, securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article VI Subsection H with respect to the rights of the holders of the Series D Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Article VI Subsection H H(including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

H. Certificate of Adjustment. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of the Common Stock or other securities issuable upon conversion of the Series D Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall either (i) via electronic mail or (ii) mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Effective Price of any such Additional Shares of Common Stock, (iii) the Preferred Stock Conversion Price for the Series D Preferred Stock, at the time in effect, (iv) the number of Additional Shares of Common Stock and (v) the type and amount, if any, of other property which at the time would be received upon conversion of the Series D Preferred Stock.

I. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities (each, a “Recapitalization Event”), any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of the Series D Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding shares of the Series D Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of the Common Stock (or other securities) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up.

J. Automatic Conversion to Common Stock upon Effectiveness of Exchange Listing.

i) At any time after issuance, immediately upon the listing of the Company’s Common Stock on an Approved Stock Exchange pursuant to an effective registration statement under the Securities Act of 1933, and a Form 10/12b Registration, as amended (the “Act”), (the time of the event specified is referred to herein as the “Automatic Conversion Time”), (1) all outstanding shares of the Series D Preferred Stock shall automatically be converted into shares of the Common Stock, on the same basis as a voluntary conversion which shall be 75% of the 30 day average market closing price of common stock, for the previous thirty business days, divided into $5.00 , which shall be post reverse-split as may be necessary for any Exchange listing, and (2) such shares of Series D may not be reissued by the Company. A condition of this conversion is that a Registration Statement for the conversion shares shall be effective.

ii) Within three business days of effectiveness of an Exchange Listing, the Company shall send to all holders of record of shares of the Series D Preferred Stock written notice of the Automatic Conversion Time for the automatic conversion of all such shares of the Preferred Stock pursuant to this Article VI Subsection J. The Company need not send such notice in advance of the occurrence of the Automatic Conversion Time. Upon receipt of such notice, each holder of shares of the Series D Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive an electronic book entry certificate or certificates for the number of shares of the Common Stock to which such holder is entitled pursuant to this Article VI Subsection J.

iii) All shares of the Series D Preferred Stock shall, from and after the Automatic Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Such converted shares of the Series D Preferred Stock shall be deemed retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

K. Fractional Shares. No fractional shares of the Common Stock shall be issued upon conversion of the Series D Preferred Stock. All shares of the Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If the conversion would result in the issuance of a fractional share, the Company shall round up to the next highest whole number.

L. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock. If at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series D Preferred Stock, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

M. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of the Common Stock upon conversion of shares of the Series D Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of the Common Stock in a name other than that in which the shares of the Series D Preferred Stock so converted were registered.

VII.	REDEMPTION

Company’s Redemption Option. Notwithstanding anything to the contrary contained herein, at any time during the periods set forth on the table immediately following this paragraph (the “Redemption Periods”) provided that an Event of Default has not occurred, the Company will have the right, at the Company’s option, to redeem all or any portion of the shares of Series D Preferred Stock, exercisable on not more than three (3) Trading Days (as defined herein) prior written notice to the Holders, in full, in accordance with this Section 6. Any notice of redemption hereunder (an “Optional Redemption Notice”) shall be delivered to the Holder at its registered addresses and shall state: (1) that the Company is exercising its right to redeem the Series D Preferred Stock, and (2) the date of redemption which shall be not more than three (3) Trading Days (as defined herein) from the date of the Optional Redemption Notice. On the date fixed for redemption (the “Optional Redemption Date”), the Company shall make payment of the Optional Redemption Amount (as defined herein) to Holder, or upon the direction of the Holder as specified by the Holder in a writing to the Company (which direction shall to be sent to Company by the Holder at least one (1) business day prior to the Optional Redemption Date). If the Company exercises its right to redeem the Series D Preferred Stock, the Company shall make payment to the Holder of an amount in cash equal to the percentage (“Redemption Percentage”) as set forth in the table immediately following this paragraph opposite the applicable Redemption Period, multiplied by the sum of an amount equal to the total number of Series D Preferred Stock held by the Holder multiplied by the then current Stated Value as adjusted pursuant to the terms hereof (including, but not limited to, the addition of any accrued unpaid dividends and the Default Adjustment, if applicable)(the “Optional Redemption Amount”). If the Company delivers an Optional Redemption Notice and fails to pay the Optional Redemption Amount due to the Holder within two (2) business days following the Optional Redemption Date, the Company shall forever forfeit its right to redeem the Series D Preferred Stock pursuant to this Section 7.

Redemption Period	Redemption Percentage

1. The period beginning on the date of the issuance of shares of Series D Preferred Stock (the “Issuance Date”) and ending on the date which is sixty (60) days following the Issuance Date.	115%
2. The period beginning on the date which is sixty-one (61) days following the Issuance Date and ending on the date which is one hundred twenty (120) days following the Issuance Date.	120%
3. The period beginning on the date which is one hundred twenty-one (121) days following the Issuance Date and ending on the date which is one hundred eighty (180) days following the Issuance Date.	125%
4. The period beginning on the date that is one hundred eighty-one (181) days from the Issuance Date and ending two hundred forty (240) days following the Issuance Date.	130%
5. The period beginning on the date that is two hundred forty-one (241) days from the Issuance Date and ending three hundred (300) days following the Issuance Date.	135%
6. The period beginning on the date that is three hundred one (301) days from the Issuance Date and ending three hundred sixty (360) days following the Issuance Date.	140%

After the expiration of three hundred sixty (360) days following the Issuance Date, the Company shall have no right of redemption.

VIII.	MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series D Preferred Stock shall be redeemed or otherwise reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Series D Preferred Stock Certificates.

C. Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of the Series D Preferred Stock by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of the Series D Preferred Stock then outstanding.

D. Notices. Any notice required by the provisions of this Certificate of Designations shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (I) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

E. Registration Rights – (Excluding the Registration Statement for convertible debt). If the Company proposes, initiates, or commences to newly file a 1-A Offering Statement or an S-1 registration statement to register (including without limitation, for this purpose, a registration effected by the Company for stockholders other than the Series D Shareholder) any of its securities under the Securities Act in connection with a public offering, resale of securities, or otherwise, the Company shall cause to be included in the registration statement (or offering statement) all of the Common Securities underlying the Series D optional conversion rights in such offering or registration. In the event that the Company anticipates a successful National Exchange listing it shall immediately file an S-1 Registration Statement for the common shares underlying the Series D conversion rights and shall pursue it to effectiveness. The expenses of such registration shall be borne by the Company.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation, Preferences and Rights of Series D Preferred Stock as of the 15th day of September 15, 2021.

TPT Global Tech, Inc.

/s/ Stephen J. Thomas, III
By:	Stephen J. Thomas, III
Title:	CEO